Exhibit 99.2 Press Release of 7/12/06

Chembio Submits CLIA Waiver Application for HIV 1/2 Stat Pak (TM) Potential Customers: 189,000 Doctor’s Offices and Clinics

MEDFORD, N.Y. July 12, 2006-Chembio Diagnostics Inc. (OTCBB: CEMI) has submitted a CLIA Waiver Application for the Chembio HIV 1/2 STAT-PAK(TM) rapid diagnostic test on July 7th, 2006. The CLIA waiver, if granted, will allow Chembio to market to approximately 189,000 laboratory entities across the United States, including doctors’ offices and clinics.

Chembio received marketing approval for its HIV 1/2 STAT-PAK(TM) from the U.S. Food and Drug Administration’s Center for Biologics and Research (CBER) on May 25th, 2006. That approval is a prerequisite to submitting the CLIA Waiver. The test is intended for use as a point-of-care test to aid in the diagnosis of infection with HIV-1 and HIV-2.

Larry Siebert, Chief Executive Officer states, “In view of new recommendations by the United States Centers for Disease Control that HIV tests become a part of routine medical care for most Americans, the CLIA waiver, once it is granted, would enable Chembio to provide its tests to doctors’ offices and clinics, where much of this testing would be taking place.”

The Company also expects this year to submit an application for CLIA Waiver for its SURE CHECK(R) HIV 1/2, which also received marketing approval from the FDA’s CBER.

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP(TM)), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
The Investor Relations Group
Investors: James Carbonara/Andrea Raetzer
Media: Susan Morgenbesser
212-825-3210